News Release
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FOR IMMEDIATE RELEASE

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Michael Wessel Elected to Goodyear Board

AKRON, Ohio, December 6, 2005 – Michael R. Wessel, an attorney with almost 30 years experience as a policy and international trade advisor in Washington, D.C., has been elected to the Board of Directors of The Goodyear Tire & Rubber Company.

“Mike Wessel has spent many years advising government officials on a wide range of domestic and international issues, including trade, taxation, labor and economic policy,” said Goodyear Chairman and Chief Executive Officer Robert J. Keegan. “His deep knowledge will be a significant benefit on our board.”

A senior vice president with the public affairs consulting firm Downey McGrath Group since 1999, Wessel was appointed by Congress to serve as a commissioner of the U.S.-China Economic and Security Review Commission in 2001. He became a Fellow of the Economic Policy Institute in 1996.

Wessel began his career as a staff assistant for Congressman Richard Gephardt in 1977 and, in 1984, was named legislative director. In 1989, he was given the role of policy director, and in 1991 was named general counsel for the Congressman.

He also served as a key economic and trade policy advisor for Gephardt’s presidential campaigns in 1987-88 and 2003-04, as well as John Kerry’s campaign in 2004. He was a senior policy advisor for the Clinton/Gore Transition Office in 1992 and 1993.

Wessel, 46, is a 1981 graduate of The George Washington University where he received a Bachelor of Arts degree in political science and, in 1987, a law degree. He is an advisor to the Council on Foreign Relations and the Labor Advisory Committee for Trade Negotiations and Trade Policy.

He was nominated for election to the board by the United Steelworkers union, which was given the opportunity to do so in the master labor agreement with Goodyear ratified in 2003.

The election of Wessel brings the size of Goodyear’s board to 11 members.

Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs about 75,000 people worldwide. More information on Goodyear is available at www.goodyear.com/corporate.

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